Exhibit 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Golden Minerals Company and subsidiaries of our report dated March 1, 2018, relating to the consolidated financial statements, which appears in Golden Minerals Company’s Annual Report on Form 10-K for the year ended December 31, 2018.

/s/ EKS&H LLLP
EKS&H LLLP

Denver, Colorado

May 7, 2019